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                     January 31, 2024

       Eric J. Martin
       Chief Financial Officer
       United Fire Group, Inc.
       118 Second Avenue SE
       Cedar Rapids, IA 52401

                                                        Re: United Fire Group,
Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-34257

       Dear Eric J. Martin:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance